EXHIBIT 23

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K

FOR FISCAL YEAR ENDED DECEMBER 31, 2006

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements pertaining to the Peoples Bancorp Inc. Retirement Savings Plan (Form S-8, No.33-1803 and Form S-8No. 333-108383), the Amended and Restated 1993 Stock Option Plan of Peoples Bancorp, Inc. (Form S-8, No. 33-67878), the Peoples Bancorp Inc.1995 Stock Option Plan (Form S-8, No. 33-59569), the Peoples Bancorp, Inc. Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp, Inc. and Subsidiaries (Form S-8, No. 333-43629), the Peoples Bancorp Inc. 1998 Stock Option Plan (Form S-8, No. 333-62935), the Peoples Bancorp Inc. 2002 Stock Option Plan (Form S-8, No. 333-86246), the Peoples Bancorp Inc. 2006 Equity Plan (Form S-8, No. 333-136383), the Peoples Bancorp Inc. Dividend Reinvestment Plan (Form S-3, No. 33-54003), and Post-Effective Amendment No. 2 to the Peoples Bancorp Inc. Dividend Reinvestment and Stock Purchase Plan (Form S-3/A, No. 33-54003) of our reports dated March 7, 2007, with respect to the consolidated financial statements of Peoples Bancorp, Inc., Peoples Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Peoples Bancorp, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

                    /s/ Ernst & Young LLP

Charleston, West Virginia

March 7, 2007